United States securities and exchange commission logo





                     October 17, 2023

       Thanh H. Lam
       President
       Nova Lifestyle, Inc.
       6565 E. Washington Blvd.
       Commerce, CA 90040

                                                        Re: Nova Lifestyle,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-36259

       Dear Thanh H. Lam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Jeffrey Li